EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces Third Quarter 2017 Results

MATTOON, Ill., Oct. 26, 2017 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ:FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended September 30, 2017.

Highlights

  Delivered Year-Over-Year Growth in Net Income and Earnings Per Share of 43.1% and 19.6%, respectively
  Total Loans increased $41.9 million, or 2.3% in the Quarter
  Board of Directors Increases Semi-Annual Dividend by $0.02, or 6.3%

Third Quarter Financial Summary

  Net income of $7.6 million, or $0.61 diluted earnings per share
  Net interest income of $22.9 million
  Non-interest income of $7.7 million
  Return on average assets of 1.08%

“We are pleased with our third quarter results and the ongoing success of our strategic initiatives,” said Joe Dively, Chairman and Chief Executive Officer.  “Our third quarter results reflect solid growth in earnings and a strong quarter of loan growth, continuing the positive momentum we have built throughout the year and positioning us well for the future.  We continued to improve our overall capital position and the Board of Directors increased the semi-annual dividend.  The results in the quarter and our ongoing success reflect our commitment to customers, shareholders and the communities we serve.”

Net Interest Income

Net interest income for the third quarter of 2017 decreased by $1.1 million, or 4.5% compared to the second quarter of 2017.  The decrease was primarily driven by $1.2 million in accelerated accretion income recognized in the second quarter versus $0.1 million in the current quarter.  Excluding the accelerated accretion, net interest income was consistent with the prior quarter on growth in loan income offset by a decline in investment income.  The balance in the investment portfolio was lower as securities were sold to fund loan growth.

In comparison to the third quarter of 2016, net interest income increased by $5.3 million, or 29.8%.  The increase was primarily attributable to the growth in earning assets, increased interest rates and the First Clover Leaf acquisition, which closed on September 8, 2016.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.68% for the third quarter compared to 3.84% in the prior quarter and 3.40% in the third quarter last year.  The second quarter included $1.2 million in accelerated accretion income.  The year-over-year increase in the ratio was due to higher yields on loans and investments, which outpaced the increase in our cost of funds.  In addition, accretion income associated with the First Clover Leaf acquisition helped drive the margin higher.  On a year-to-date basis, the net interest margin was 3.68% compared to 3.38% for the same period last year.

Loan Portfolio

Total loans increased by $41.9 million in the quarter and ended at $1.87 billion compared to $1.83 billion at the end of the prior quarter.  The Company continued to maintain a well-diversified loan portfolio.  The increase was mostly in the categories of commercial and industrial and commercial real estate.  Loans increased by $60.8 million compared to the third quarter of 2016 driven by organic growth.

Asset Quality

At September 30, 2017, nonperforming loans were 1.06% of total loans compared to 0.94% at June 30, 2017.  The Company’s allowance for loan losses was 1.00% of total loans at the end of the third quarter, which was the same as the prior quarter.   The allowance for loan losses to non-performing loans was 93.9% at September 30, 2017 versus 106.3% at June 30, 2017.  Non-performing loans were $19.8 million, which was an increase of $2.7 million versus the prior quarter.

Net charge-offs improved to $1.1 million during the third quarter compared to $1.5 million for the second quarter 2017.  The Company recorded a provision for loan losses of $1.5 million during the third quarter compared to $1.8 million during the second quarter of 2017.  The decrease was primarily related to lower net charge-offs, partially offset by loan growth. The provision increased by $0.4 million from $1.1 million when compared to the third quarter of last year.

Deposits

Total deposits ended the quarter at $2.22 billion, which represented a decrease of approximately $72.0 million from the prior quarter and a decrease of $47.8 million from the same quarter last year.  The decrease in the current quarter was primarily due to cash flow requirements for a few of our largest depositors.  Consistent with general trends in the industry, the Company has experienced some upward pressure on cost of deposits and has responded with targeted promotions, while maintaining a low overall cost of funds.

Noninterest Income

Noninterest income for the third quarter of 2017 was $7.7 million compared to $8.0 million in the second quarter.  Increases in the third quarter were primarily in trust revenues and service charges, which were more than offset by seasonal declines in insurance and ATM card revenue.  In addition, the second quarter included a $0.9 million tax refund that was partially offset by a bank owned life insurance claim of $0.5 million in the third quarter.  Noninterest income increased $0.8 million when compared to the third quarter of last year.

Noninterest Expenses

Noninterest expense for the third quarter totaled $17.9 million, which was consistent with the prior quarter.  During the quarter, the Company recorded a write-down on other real estate owned of $0.3 million on a vacant lot that was an asset of First Clover Leaf’s prior to the acquisition.  In addition, the Company recorded a non-recurring $0.4 million loss on a negotiated settlement for a former First Clover Leaf credit.

Noninterest expense increased by $2.6 million when compared to the third quarter of 2016 primarily due to the First Clover Leaf acquisition.  The Company’s efficiency ratio, on a tax equivalent basis, for the third quarter 2017 was 54.5% compared to 60.2% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	13.26%
Tier 1 capital to risk-weighted assets	12.41%
Common equity tier 1 capital to risk-weighted assets	11.31%
Leverage ratio	9.84%

On October 24, 2017, the Board of Directors declared the Company’s next semi-annual dividend of $0.34, which represents a 6.3% increase over the prior dividend.  The dividend is payable on December 8th for shareholders of record on December 1st.

Capital Raise

Under the previously announced ‘at-the-market’ equity offering, during the quarter ended September 30, 2017, the Company sold 95,310 common shares at a weighted average price of approximately $35.06, representing gross proceeds of $3.34 million and net proceeds of $3.28 million.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 37 Illinois and Missouri communities.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements: This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A – “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

- Tables Follow -

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	As of
	September 30,	December 31,	September 30,
	2017	2016	2016
	(unaudited)	(audited)	(unaudited)

Assets
Cash and cash equivalents	$69,643	$175,902	$123,037
Investment securities	692,195	708,722	684,571
Loans (including loans held for sale)	1,867,562	1,825,992	1,806,745
Less allowance for loan losses	(18,589)	(16,753)	(16,161)
Net loans	1,848,973	1,809,239	1,790,584
Premises and equipment, net	38,638	40,292	40,695
Goodwill and intangibles, net	71,331	70,623	71,209
Bank owned life insurance	41,601	41,318	41,031
Other assets	32,075	38,439	32,821
Total assets	$2,794,456	$2,884,535	$2,783,948

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$430,036	$471,206	$431,480
Interest bearing	1,787,441	1,858,681	1,833,779
Total deposits	2,217,477	2,329,887	2,265,259
Repurchase agreement with customers	116,360	185,763	127,432
Other borrowings	118,302	58,157	72,109
Junior subordinated debentures	23,980	23,917	23,892
Other liabilities	6,906	6,138	7,991
Total liabilities	2,483,025	2,603,862	2,496,683

Total stockholders' equity	311,431	280,673	287,265
Total liabilities and stockholders' equity	$2,794,456	$2,884,535	$2,783,948

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$20,385	$15,294	$61,337	$42,496
Interest on investment securities	4,179	3,229	12,585	9,622
Interest on federal funds sold & other deposits	50	100	320	367
Total interest income	24,614	18,623	74,242	52,485
Interest expense:
Interest on deposits	1,028	623	2,840	1,777
Interest on securities sold under agreements to repurchase	51	23	137	62
Interest on other borrowings	426	192	987	510
Interest on subordinated debt	236	162	680	456
Total interest expense	1,741	1,000	4,644	2,805
Net interest income	22,873	17,623	69,598	49,680
Provision for loan losses	1,489	1,081	5,051	1,927
Net interest income after provision for loan	21,384	16,542	64,547	47,753
Non-interest income:
Trust revenues	925	774	2,696	2,549
Brokerage commissions	536	526	1,550	1,440
Insurance commissions	670	738	3,148	2,806
Service charges	1,758	1,824	5,160	4,977
Securities gains, net	254	466	589	1,130
Mortgage banking revenues	347	382	875	715
ATM/debit card revenue	1,595	1,457	4,828	4,418
Other	1,576	731	4,280	1,966
Total non-interest income	7,661	6,898	23,126	20,001
Non-interest expense:
Salaries and employee benefits	9,648	7,844	29,685	23,293
Net occupancy and equipment expense	3,129	2,864	9,378	8,389
Net other real estate owned (income) expense	385	32	530	23
FDIC insurance	210	294	679	841
Amortization of intangible assets	545	455	1,651	1,312
Stationary and supplies	168	221	539	612
Legal and professional expense	871	713	2,596	2,414
Marketing and donations	338	285	909	1,486
Other	2,618	2,612	9,102	6,264
Total non-interest expense	17,912	15,320	55,069	44,634
Income before income taxes	11,133	8,120	32,604	23,120
Income taxes	3,538	2,812	10,545	8,077
Net income	$7,595	$5,308	$22,059	$15,043

Per Share Information
Basic earnings per common share	$0.61	$0.51	$1.76	$1.52
Diluted earnings per common share	0.61	0.51	1.76	1.50

Weighted average shares outstanding	12,528,674	10,497,072	12,498,913	9,372,547
Diluted weighted average shares outstanding	12,535,809	10,504,046	12,506,576	10,057,398

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	September 30,	June 30	March 31	December 31,	September 30,
	2017	2017	2017	2016	2016

Loan Portfolio
Construction and land development	$77,179	$68,681	$58,304	$49,104	$49,019
Farm loans	126,096	123,420	123,061	126,108	128,829
1-4 Family residential properties	301,897	310,522	319,713	326,415	341,900
Multifamily residential properties	72,323	72,492	74,714	83,200	83,697
Commercial real estate	647,184	632,492	624,372	630,135	636,686
Loans secured by real estate	1,224,679	1,207,607	1,200,164	1,214,962	1,240,131
Agricultural loans	81,383	79,759	76,757	86,685	81,414
Commercial and industrial loans	443,473	421,280	400,810	409,033	371,800
Consumer loans	30,074	32,814	34,962	38,028	40,881
All other loans	87,953	84,174	82,969	77,284	72,519
Total loans	1,867,562	1,825,634	1,795,662	1,825,992	1,806,745

Deposit Portfolio
Non-interest bearing demand deposits	$430,036	$425,344	$456,037	$471,206	$431,480
Interest bearing demand deposits	678,302	714,918	718,699	716,204	641,327
Savings deposits	364,277	368,220	372,815	356,740	352,489
Money Market	423,486	450,685	440,551	432,656	458,019
Time deposits	321,376	330,239	341,427	353,081	381,944
Total deposits	2,217,477	2,289,406	2,329,529	2,329,887	2,265,259

Asset Quality
Non-performing loans	$19,788	$17,125	$27,652	$18,241	$15,787
Non-performing assets	22,051	21,559	30,085	20,226	17,888
Net charge-offs	1,109	1,477	629	307	85
Allowance for loan losses to non-performing loans	93.94%	106.33%	64.54%	91.84%	102.37%
Allowance for loan losses to total loans outstanding	1.00%	1.00%	0.99%	0.92%	0.89%
Nonperforming loans to total loans	1.06%	0.94%	1.54%	1.00%	0.87%
Nonperforming assets to total assets	0.79%	0.76%	1.06%	0.70%	0.64%

Common Share Data
Common shares outstanding	12,618,026	12,505,873	12,483,787	12,470,999	12,457,462
Book value per common share	$24.68	$24.06	$23.29	$22.51	$23.06
Tangible book value per common share	$19.03	$18.50	$17.68	$16.84	$17.34
Market price of stock	$38.40	$34.10	$33.84	$34.00	$27.26

Key Performance Ratios and Metrics
End of period earning assets	$2,566,809	$2,604,505	$2,624,399	$2,652,628	$2,557,109
Average earning assets	2,605,652	2,615,792	2,633,227	2,590,488	2,134,471
Average rate on average earning assets (tax equivalent)	3.96%	4.08%	3.85%	3.66%	3.58%
Average rate on cost of funds	0.28%	0.24%	0.22%	0.23%	0.18%
Net interest margin (tax equivalent)	3.68%	3.84%	3.63%	3.43%	3.40%
Return on average assets	1.08%	1.16%	0.88%	0.97%	0.92%
Return on average common equity	9.95%	11.11%	8.77%	9.22%	9.02%
Efficiency ratio (tax equivalent) [1]	54.54%	53.17%	59.90%	55.67%	60.17%
Full-time equivalent employees	584	590	590	598	596

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30	March 31	December 31,	September 30,
	2017	2017	2017	2016	2016

Net interest income as reported	$22,873	$23,953	$22,772	$21,524	$17,623
Net interest income, (tax equivalent)	23,729	24,844	23,620	22,324	18,221
Average earning assets	2,605,652	2,615,792	2,633,227	2,590,488	2,134,471
Net interest margin (tax equivalent) [1]	3.68%	3.84%	3.63%	3.43%	3.40%

Common stockholder's equity	$311,431	$300,891	$290,738	$280,673	$287,265
Goodwill and intangibles, net	71,331	69,517	70,076	70,623	71,209
Common shares outstanding	12,618	12,506	12,484	12,471	12,457
Tangible Book Value per common share	$19.03	$18.50	$17.68	$16.84	$17.34

Common equity tier 1 capital	$247,104	$237,764	$238,102	$229,341	$222,884
Risk weighted assets	2,184,812	2,185,041	2,171,056	2,111,787	2,053,118
Common equity tier 1 capital to risk weighted assets [2]	11.31%	10.88%	10.97%	10.86%	10.86%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.